Exhibit 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the use in the Registration Statement of Raglan Mines Limited (an exploration stage company) on Amendment No. 2 to Form SB-2 of our Auditors' Report, dated December 15, 2003, on the balance sheets of Raglan Mines Limited (an exploration stage company) as at June 30, 2003 and 2002, and the related statements of operations, cash flows, and stockholders' deficiency for the periods ended June 30, 2003 and 2002, and from inception on June 26, 2000 to June 30, 2003.

In addition, we consent to the reference to us under the heading "Interests Of Named Experts And Counsel" in the Registration Statement.

Vancouver, Canada Janurary 21, 2004	/s/ Morgan & Company Chartered Accountants